Exhibit 99.1

Jack in the Box Inc. Reports Fourth Quarter and FY 2009 Earnings; Issues Guidance for FY 2010

SAN DIEGO--(BUSINESS WIRE)--November 18, 2009--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $40.6 million, or 70 cents per diluted share, for the fourth quarter ended Sept. 27, 2009, compared with earnings from continuing operations of $26.1 million, or 45 cents per diluted share, for the fourth quarter of fiscal 2008. For fiscal 2009, earnings from continuing operations totaled $131.0 million, or $2.27 per diluted share, compared with $118.2 million, or $1.99 per diluted share in fiscal 2008. Both the fourth quarter of 2008 and fiscal year 2008 included a negative impact of approximately 4 to 5 cents per diluted share for losses and costs related to Hurricane Ike.

As previously announced, the company completed the sale of its 61 Quick Stuff® convenience stores during the fourth quarter of fiscal 2009 in multiple transactions with cash proceeds totaling $34.4 million. The company recorded after-tax charges totaling $15.0 million in fiscal 2009, which reduced diluted earnings per share by approximately 26 cents. This charge and the results of operations for Quick Stuff are included in discontinued operations in the accompanying consolidated statements of earnings for all periods presented.

“Our ability to grow earnings in a recessionary environment, marked by the highest unemployment levels in 26 years, was largely due to the successful execution of strategic initiatives, such as refranchising, new unit growth and improving our cost structure,” said Linda A. Lang, chairman and chief executive officer. “Our performance in these areas more than offset ongoing weakness in sales while strengthening our core brand and positioning the company for continued growth and margin expansion when the economy recovers.”

Fourth quarter and FY 2009 financial results

Same-store sales at Jack in the Box® company restaurants decreased 6.0 percent in the fourth quarter of 2009, reflecting weakening trends during the last half of the quarter. This compares to a year-ago decrease of 0.8 percent, which reflected a negative impact of approximately 1.0 percent from Hurricane Ike.

For fiscal year 2009, same-store sales at company Jack in the Box restaurants decreased 1.2 percent compared to a 0.2 percent increase in fiscal 2008.

System same-store sales at Qdoba Mexican Grill® decreased 3.1 percent in the fourth quarter versus a year-ago decrease of 1.0 percent. For the full year, system same-store sales decreased 2.3 percent at Qdoba compared to a fiscal 2008 increase of 1.6 percent.

Consolidated restaurant operating margin improved to 15.8 percent of sales in the fourth quarter of 2009, compared with 13.6 percent of sales in the year-ago quarter, which reflected a negative impact from Hurricane Ike of approximately 50 basis points. The company estimates that sales deleverage negatively impacted margins by approximately 180 basis points in the fourth quarter of 2009.

Food and packaging costs were 320 basis points better than prior year. Commodity costs were approximately 5.5 percent lower in the quarter versus prior year, better than anticipated. Most commodities trended favorable to the company’s expectations, including beef and cheese, which were down 17 percent and 31 percent, respectively, from last year’s fourth quarter. Additionally, food and packaging costs benefitted from price increases and the company’s margin-improvement initiatives.

Beginning in the fourth quarter of fiscal 2009, restaurant operating costs have been separated into two lines on the company’s consolidated statements of earnings: “Payroll and employee benefits” and “Occupancy and other.” A schedule reflecting this additional disclosure for each quarter of fiscal years 2008 and 2009 is included in the supplemental information at the end of this press release. Payroll and employee benefits costs were 29.6 percent of restaurant sales versus 29.3 percent in the year-ago quarter, as sales deleverage and increases in the minimum wage of approximately 20 basis points offset labor productivity initiatives. Occupancy and other costs increased 70 basis points due to sales deleverage, higher depreciation resulting from the kitchen enhancement program completed in fiscal 2008 and the ongoing re-image program at Jack in the Box, which were partially offset by lower utilities costs.

SG&A expense for the fourth quarter decreased by $4.7 million and was 11.6 percent of revenues compared with 11.5 percent last year. Lower SG&A costs resulting from the company’s refranchising strategy, lower impairment charges and advertising, as well as positive mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans were partially offset by severance and related expenses and higher incentive compensation reflecting the increase in earnings compared to last year’s fourth quarter.

Gains on the sale of 96 company-operated Jack in the Box restaurants to franchisees totaled $34.3 million in the fourth quarter compared with $23.1 million in the year-ago quarter from the sale of 41 restaurants. For fiscal 2009, gains on the sale of 194 company-operated restaurants to franchisees totaled $78.6 million compared with $66.3 million in fiscal 2008 from the sale of 109 company-operated restaurants. Despite the tight credit markets, the number of restaurants sold as well as total proceeds and gains exceeded the company’s guidance for fiscal year 2009. Excluding a loss of $2.4 million recorded in the third quarter related to the expected sale of a lower-performing Jack in the Box company-operated market, average gains were $418,000 for fiscal 2009. Total proceeds for the year related to refranchising, including cash and notes receivable, were $116.5 million, or an average of $601,000 per restaurant.

The company provided $7.8 million in financing during the quarter for four of the eight refranchising transactions and collected $7.9 million during the quarter related to previous refranchising transactions. As of the end of the fourth quarter, notes receivable from franchisees related to refranchising activities totaled $12.2 million.

“Refranchising is a critical element in transforming the company to a business model that is less capital intensive and not as susceptible to cost fluctuations,” Lang said. “Over the last four years, we have refranchised 461 restaurants and increased franchise ownership from 25 percent to 46 percent of the system. The company remains on track to achieve its long-term goal to increase the percentage of franchise ownership in the Jack in the Box system to 70 to 80 percent by the end of fiscal year 2013.”

The tax rate for the fourth quarter was 35.1 percent compared with 35.5 percent in the prior year, and the full-year tax rate was 37.7 percent versus 37.3 percent for fiscal 2008. The tax rate for the fourth quarter and fiscal year 2009 was lower than the company’s most recent guidance due primarily to the market performance of insurance investment products used to fund certain non-qualified retirement plans. Changes in the cash value of the insurance products are not deductible or taxable, and the impact of such changes on the full-year tax rate was negligible.

Capital expenditures related to continuing operations decreased to $153.5 million in fiscal year 2009 versus $178.6 million last year due primarily to higher spending in fiscal 2008 related to kitchen enhancements, smoothie equipment, and the Jack in the Box restaurant re-image program. This decrease was partially offset by costs resulting from more company restaurant openings in 2009 than 2008.

The company did not repurchase any shares of its common stock in fiscal year 2009. Approximately $97 million remains available for additional purchases according to the terms of the company’s credit facility under a three-year stock-buyback program authorized by the company’s board of directors in November 2007.

Restaurant openings

Fifteen new Jack in the Box restaurants opened in the fourth quarter, including 7 franchised locations, compared with 15 new restaurants opened system-wide during the same quarter last year, of which 5 were franchised locations. For the year, 64 new Jack in the Box restaurants opened, including 21 franchised locations, compared with 38 system openings in 2008, of which 15 were franchised locations.

During the year, Jack in the Box expanded into several new contiguous markets, including Colorado Springs, Colo., Albuquerque, N.M., Bend, Ore., and Abilene and Wichita Falls, Texas. Jack in the Box will continue expanding into new contiguous markets in fiscal 2010, including locations currently under construction in Oklahoma City, and Tulsa, Okla.

In the fourth quarter, 21 Qdoba restaurants opened, including 11 franchised locations, versus 25 new restaurants in the year-ago quarter, 13 of which were franchised. For the full year, 62 new Qdoba restaurants opened, including 38 franchised locations, compared with 77 new restaurants in fiscal 2008, 56 of which were franchised.

At Sept. 27, 2009, the company’s system total comprised 2,212 Jack in the Box restaurants, including 1,022 franchised locations, and 510 Qdoba restaurants, including 353 franchised locations.

Fourth quarter FY 2009 initiatives

During the quarter, the company continued to execute its strategic initiative to reinvent the Jack in the Box brand by offering guests a better restaurant experience than typically found in the quick-serve restaurant segment, through menu innovation, enhanced restaurant facilities and improvements in guest service.

A major element of this brand-reinvention initiative is a comprehensive restaurant re-imaging program. Approximately 53 percent of company restaurants and 46 percent of the Jack in the Box system, including new construction, now feature all interior and exterior elements of the program. Exterior enhancements, including new paint schemes, lighting and landscaping, are now completed at 96 percent of the Jack in the Box system.

With the recession pinching discretionary spending, Jack in the Box rolled out two limited-time, value-priced promotions in the fourth quarter. In July, the chain launched the Big Deal, a bundled meal featuring a cheeseburger, taco, small order of natural cut fries, and a small drink – all for $2.99, plus tax. And in September, Jack in the Box began offering its Big Cheeseburger and Big Texas Cheeseburger for just $1, plus tax.

In August, Jack in the Box enhanced its breakfast menu with a Chorizo Sausage Burrito, which features hash brown sticks, scrambled eggs, crumbled chorizo sausage and cheddar cheese sauce stuffed in a flour tortilla and served with a side of fire-roasted salsa.

Also in August, Jack in the Box launched a five-week promotional event called Jack’s Big Rip-Off, a peel-and-reveal game co-sponsored by Dr Pepper and GameStop.

First quarter FY 2010 initiatives

Jack in the Box has a creative and compelling marketing calendar planned for fiscal 2010, with a robust pipeline of new products in various stages of development and test. “Our marketing strategy is to balance our advertising and promotions to feature innovative premium products along with value-priced offerings, without jeopardizing our position as a premium QSR brand,” Lang said.

In October, Jack in the Box reintroduced a double-patty favorite from the 1970’s called the Bonus Jack™. Featuring two beef patties topped with two slices of American cheese, lettuce, pickle and Secret Sauce and served in a triple-decker bun, the Bonus Jack is being promoted in a value-priced combo along with a small order of fries and small drink for $3.99, plus tax.

Last week, Jack in the Box launched a Southwest Chicken Bowl, capitalizing on the popularity of Teriyaki bowls launched last year. Available for a limited time, the Southwest Chicken Bowl is priced at $4.29, plus tax, and is made with fajita-seasoned chicken, rice, grilled onions and peppers, and topped with shredded cheddar cheese and a tangy cilantro lime sauce.

Also last week, Jack in the Box began selling a limited-edition antenna ball that features a bubble-gum blowing Jack-style character sporting a backwards baseball cap and red wrap shades for $1, plus tax. Seventy percent of antenna ball sales will go to Big Brothers Big Sisters, the company’s primary charitable partner for more than a decade. A similar promotion last year netted nearly $360,000 for the youth-mentoring organization.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the first quarter and fiscal year ending Oct. 3, 2010. Fiscal 2010 is a 53-week year, with 16 weeks in the first quarter, 12 weeks in each of the second and third quarters, and 13 weeks in the fourth quarter versus 12 weeks in the fourth quarter of fiscal 2009.

Q1 FY 2010 guidance

  Same-store sales are expected to decrease approximately 10 percent at Jack in the Box company restaurants versus a 1.7 percent increase in the year-ago quarter.
  Same-store sales are expected to decrease approximately 5 percent at Qdoba system restaurants versus a 1.1 percent decrease in the year-ago quarter.
  Same-store sales guidance reflects trends experienced during the first seven weeks of the first quarter.

Fiscal year 2010 guidance

  3 to 7 percent decrease in same-store sales at Jack in the Box company restaurants, with trends improving in the second half of the fiscal year.
  3 to 5 percent decrease in same-store sales at Qdoba system restaurants.
  Overall commodity costs are expected to be approximately flat, with greater favorability in the first half of the fiscal year.
  Restaurant operating margin for the full year is expected to range from 15 to 16 percent, depending on same-store sales.
  45 to 50 new Jack in the Box restaurants, including approximately 30 company locations.
  30 to 40 new Qdoba restaurants, including approximately 15 company locations.
  $60 to $70 million in gains on the sale of 150 to 170 Jack in the Box restaurants to franchisees, with $85 to $95 million in total proceeds resulting from the sales.
  Capital expenditures of $125 to $135 million. Capital expenditures are expected to remain in this range through fiscal year 2012. Following the planned completion of the Jack in the Box re-image program, annual capital expenditures are anticipated to be approximately $110 million or less.
  SG&A expense in the 11.0 to 11.5 percent range.
  Tax rate of approximately 37 to 38 percent.
  Diluted earnings per share of $1.90 to $2.10, with the range reflecting uncertainty in the timing of anticipated refranchising transactions as well as same-store sales volatility. The impact of the 53rd week is estimated to contribute approximately 4 cents per diluted share.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, Nov. 19, 2009, beginning at 10:30 a.m. PST (1:30 p.m. EST). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the conference-call link on the Jack in the Box Inc. home page for 21 days, beginning at approximately 1:00 p.m. PST on Nov. 19.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 500 restaurants in 42 states and the District of Columbia. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements. These factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Dollars in thousands, except per share data) (Unaudited)

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008
Revenues:
Restaurant sales	$421,281	$473,828	$1,975,842	$2,101,576
Distribution sales	70,618	67,808	302,135	275,225
Franchised restaurant revenues	48,391	41,031	193,119	162,760
	540,290	582,667	2,471,096	2,539,561
Operating costs and expenses:
Food and packaging	131,808	163,659	640,386	701,051
Payroll and employee benefits	124,867	138,738	587,551	624,600
Occupancy and other	98,192	107,013	428,509	438,492
Company restaurant costs	354,867	409,410	1,656,446	1,764,143
Distribution costs of sales	70,864	67,116	300,934	273,369
Franchised restaurant costs	19,763	15,805	78,414	64,955
Selling, general and administrative expenses	62,455	67,156	282,676	287,555
Gains on the sale of company-operated restaurants, net	(34,322)	(23,124)	(78,642)	(66,349)
	473,627	536,363	2,239,828	2,323,673

Earnings from operations	66,663	46,304	231,268	215,888

Interest expense	4,353	6,175	22,155	28,070
Interest income	(258)	(272)	(1,388)	(642)
Interest expense, net	4,095	5,903	20,767	27,428

Earnings from continuing operations and before income taxes	62,568	40,401	210,501	188,460

Income taxes	21,951	14,327	79,455	70,251

Earnings from continuing operations	40,617	26,074	131,046	118,209

Earnings (losses) from discontinued operations, net	(25)	800	(12,638)	1,070
Net earnings	$40,592	$26,874	$118,408	$119,279

Net earnings per share - basic:
Earnings from continuing operations	$0.71	$0.46	$2.31	$2.03
Earnings (losses) from discontinued operations, net	-	0.02	(0.23)	0.02
Net earnings per share	$0.71	$0.48	$2.08	$2.05

Net earnings per share - diluted:
Earnings from continuing operations	$0.70	$0.45	$2.27	$1.99
Earnings (losses) from discontinued operations, net	-	0.02	(0.22)	0.02
Net earnings per share	$0.70	$0.47	$2.05	$2.01

Weighted-average shares outstanding:
Basic	57,016	56,405	56,795	58,249
Diluted	57,864	57,433	57,733	59,445

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data) (Unaudited)

	September 27,	September 28,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$53,002	$47,884
Accounts and other receivables, net	49,036	70,290
Inventories	37,675	45,206
Prepaid expenses	8,958	20,061
Deferred income taxes	44,614	46,166
Assets held for sale	99,612	112,994
Other current assets	7,152	7,480
Total current assets	300,049	350,081

Property and equipment, at cost:
Land	101,576	98,816
Buildings	936,351	863,461
Restaurant and other equipment	506,185	564,898
Construction in progress	58,135	71,572
	1,602,247	1,598,747
Less accumulated depreciation and amortization	(665,957)	(655,685)
Property and equipment, net	936,290	943,062

Intangible assets, net	18,434	19,249
Goodwill	85,843	85,789
Other assets, net	115,294	100,237
	$1,455,910	$1,498,418

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$67,977	$2,331
Accounts payable	63,620	99,708
Accrued liabilities	206,100	213,631
Total current liabilities	337,697	315,670

Long-term debt, net of current maturities	357,270	516,250

Other long-term liabilities	234,190	161,277

Deferred income taxes	2,264	48,110

Stockholders’ equity:
Preferred stock $.01 par value, 15,000,000 authorized, none issued	-	-
Common stock $.01 par value, 175,000,000 authorized, 73,987,070 and 73,506,049 issued, respectively	740	735
Capital in excess of par value	169,440	155,023
Retained earnings	912,210	795,657
Accumulated other comprehensive loss, net	(83,442)	(19,845)
Treasury stock, at cost, 16,726,032 shares	(474,459)	(474,459)
Total stockholders' equity	524,489	457,111
	$1,455,910	$1,498,418

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	Fiscal Year
	2009	2008	2007

Cash flows from operating activities:
Net earnings	$118,408	$119,279	$125,583
Loss (earnings) from discontinued operations, net	12,638	(1,070)	(904)
Net earnings from continuing operations	131,046	118,209	124,679
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	100,830	96,943	90,700
Deferred finance cost amortization	1,461	1,462	1,443
Deferred income taxes	(15,331)	6,643	(14,688)
Share-based compensation expense	9,341	10,566	12,640
Pension and postretirement expense	12,243	14,433	15,777
Losses (gains) on cash surrender value of company-owned life insurance	1,910	8,172	(7,639)
Gains on the sale of company-operated restaurants, net	(78,642)	(66,349)	(38,091)
Gains on the acquisition of franchise-operated restaurants	(958)	-	-
Losses on the disposition of property and equipment, net	12,666	16,412	15,898
Loss on early retirement of debt	-	-	1,939
Impairment charges and other	6,586	3,507	1,347
Changes in assets and liabilities, excluding acquisitions and dispositions:
Receivables	3,519	(9,172)	(10,277)
Inventories	7,596	(4,452)	(4,720)
Prepaid expenses and other current assets	11,496	7,026	(5,915)
Accounts payable	(14,975)	4,167	13,075
Pension and postretirement contributions	(26,233)	(25,012)	(14,795)
Other liabilities	(15,231)	(15,520)	(7,616)
Cash flows provided by operating activities from continuing operations	147,324	167,035	173,757
Cash flows provided by operating activities from discontinued operations	1,426	5,349	4,764
Cash flows provided by operating activities	148,750	172,384	178,521

Cash flows from investing activities:
Purchases of property and equipment	(153,500)	(178,605)	(148,508)
Proceeds from the sale of company-operated restaurants	94,927	57,117	51,256
Purchase of assets held for sale and leaseback, net	(36,824)	(14,003)	(15,396)
Collections on notes receivable	31,539	7,942	122
Acquisition of franchise-operated restaurants	(6,760)	-	(6,960)
Other	(989)	(4,857)	(4,893)
Cash flows used in investing activities from continuing operations	(71,607)	(132,406)	(124,379)
Cash flows provided by (used in) investing activities from discontinued operations	30,648	(1,964)	(5,674)
Cash flows used in investing activities	(40,959)	(134,370)	(130,053)

Cash flows from investing activities:
Borrowings on revolving credit facility	541,000	650,000	-
Repayments of borrowings on revolving credit facility	(632,000)	(559,000)	-
Borrowings under term loan	-	-	475,000
Principal payments on debt	(2,334)	(5,722)	(333,931)
Payment of debt costs	-	-	(7,357)
Proceeds from issuance of common stock	4,574	8,642	27,809
Repurchase of common stock	-	(100,000)	(463,402)
Excess tax benefits from share-based compensation arrangements	664	3,346	17,533
Change in book overdraft	(14,577)	(3,098)	17,676
Cash flows used in financing activities	(102,673)	(5,832)	(266,672)

Net increase (decrease) in cash and cash equivalents	5,118	32,182	(218,204)
Cash and cash equivalents at beginning of period	47,884	15,702	233,906
Cash and cash equivalents at end of period	$53,002	$47,884	$15,702

JACK IN THE BOX INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Unaudited)

The following table sets forth, unless otherwise indicated, the percentage relationship to total revenues of certain items included in our condensed consolidated statements of earnings:

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008
Statement of Earnings Data:
Revenues:
Restaurant sales	78.0%	81.3%	80.0%	82.8%
Distribution sales	13.1%	11.6%	12.2%	10.8%
Franchised restaurant revenues	8.9%	7.1%	7.8%	6.4%
Total revenues	100.0%	100.0%	100.0%	100.0%

Operating costs and expenses:
Food and packaging costs(1)	31.3%	34.5%	32.4%	33.4%
Payroll and employee benefits (1)	29.6%	29.3%	29.7%	29.7%
Occupancy and other (1)	23.3%	22.6%	21.7%	20.9%
Company restaurant costs (1)	84.2%	86.4%	83.8%	83.9%
Distribution costs of sales (1)	100.3%	99.0%	99.6%	99.3%
Franchised restaurant costs (1)	40.8%	38.5%	40.6%	39.9%
Selling, general and administrative expenses	11.6%	11.5%	11.4%	11.3%
Gains on sale of company-operated restaurants, net	(6.4%)	(4.0%)	(3.2%)	(2.6%)
Earnings from operations	12.3%	7.9%	9.4%	8.5%

Income tax rate (2)	35.1%	35.5%	37.7%	37.3%

(1) As a percentage of the related sales and/or revenues
(2) As a percentage of earnings from continuing operations and before income taxes.

Beginning in the fourth quarter of fiscal 2009, restaurant operating costs have been separated into two lines on the company’s consolidated statements of earnings: “payroll and employee benefits” and “occupancy and other costs.” Restaurant costs of sales and operating costs as a percentage of restaurant sales for each quarter of fiscal years 2009 and 2008 were as follows:

	16 Weeks Ended	12 Weeks Ended
Fiscal Year 2009	Jan. 18, 2009	Apr. 12, 2009	July 5, 2009	Sept. 27, 2009
Food and packaging	34.0%	32.2%	31.5%	31.3%
Payroll and employee benefits	30.2%	30.0%	28.9%	29.6%
Occupancy and other	21.2%	21.3%	21.2%	23.3%

	16 Weeks Ended	12 Weeks Ended
Fiscal Year 2008	Jan. 20, 2008	Apr. 13, 2008	July 6, 2008	Sept. 28, 2008
Food and packaging	32.8%	33.0%	33.2%	34.5%
Payroll and employee benefits	30.1%	30.2%	29.2%	29.3%
Occupancy and other	20.0%	20.3%	20.9%	22.6%

JACK IN THE BOX INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Unaudited)

The following table summarizes the changes in the number of Jack in the Box and Qdoba company-operated and franchised restaurants:

	Year Ended September 27, 2009			Year Ended September 28, 2008
	Company	Franchised	Total	Company	Franchised	Total
Jack in the Box:
Beginning of period	1,346	812	2,158	1,436	696	2,132
New	43	21	64	23	15	38
Acquired from franchisees	1	(1)	-	-	-	-
Refranchised	(194)	194	-	(109)	109	-
Closed	(6)	(4)	(10)	(4)	(8)	(12)
End of period	1,190	1,022	2,212	1,346	812	2,158
% of system	54%	46%	100%	62%	38%	100%
Qdoba:
Beginning of period	111	343	454	90	305	395
New	24	38	62	21	56	77
Acquired from franchisees	22	(22)	-	-	-	-
Closed	-	(6)	(6)	-	(18)	(18)
End of period	157	353	510	111	343	454
% of system	31%	69%	100%	24%	76%	100%

Consolidated:
Total system	1,347	1,375	2,722	1,457	1,155	2,612
% of system	49%	51%	100%	56%	44%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291